Digital Turbine Appoints Mollie Spilman to its Board of Directors

Industry Veteran Brings Deep Ad Tech, Mobile, and Cloud Industry Expertise

Austin, TX – February 2, 2022 – Digital Turbine, Inc. (Nasdaq: APPS) today announced the appointment of Mollie Spilman, Oracle’s Chief Revenue Officer- Advertising and Marketing Cloud business, to its Board of Directors as an independent director effective February 1, 2022. Ms. Spilman was selected to serve based on her accomplished track record and deep expertise in Ad Tech, mobile and cloud businesses.

“We are excited to welcome Mollie as our newest independent director," said Rob Deutschman, Chairman of Digital Turbine. “Her extensive experience in the Advertising, Ad Tech and Cloud segments will add valuable insight to our Board of Directors. Mollie’s knowledge of the market, coupled with her ability to drive results operationally, will be an invaluable asset to further accelerate the Company’s growth strategy, as we pursue the enormous opportunity before us.”

“It’s an exciting time to join Digital Turbine, a Company with a track record of both revenue growth and profitability— which sets it apart from the pack in the Ad Tech space,” said Spilman. “Having seen the changes in the industry, I understand the significance and appreciate the value that the Company’s end-to-end growth platform delivers. I believe Digital Turbine is well positioned to capture even greater market opportunity in the converging space and look forward to continuing their growth trajectory.”

Ms. Spilman joined Oracle in 2019 and is currently the Chief Revenue Officer of its Advertising and Marketing Cloud businesses. Mollie has responsibility for all revenue and operations functions for these businesses and has direct responsibility for more than 1,200 Oracle employees worldwide.

Previously Mollie held the role of Chief Operating Officer at Criteo, leading all commercial functions globally including sales, publisher development, operations, marketing, and business development. She joined Criteo in 2014, and in her tenure was instrumental in growing Criteo to a $2+ billion business with a 90% client retention rate. Prior to Criteo, her career in advertising included executive roles at AOL, Yahoo, Discovery and Time Warner.

Mollie has won many awards over the years including the IAB Service Excellence Award and was ranked the fifth most powerful woman in mobile advertising by Business Insider. Spilman holds a bachelor’s degree in English Literature from Trinity College, Hartford, Connecticut.

About Digital Turbine

Digital Turbine is the leading independent mobile growth platform and levels up the landscape for advertisers, publishers, carriers and OEMs. By integrating a full ad stack with proprietary technology built into devices by wireless operators and OEMs, Digital Turbine supercharges advertising and monetization. The company is headquartered in Austin, Texas, with offices globally. For additional information visit www.digitalturbine.com.

Digital Turbine Investor Relations Contact:

Brian Bartholomew
brian.bartholomew@digitalturbine.com

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